PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact

Dita Bronicki	Todd Fromer / Marybeth Csaby

CEO and President	KCSA Worldwide

+1-775-356-9029	212-896-1215 / 212-896-1236

dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com

Ormat Technologies, Inc. Reports Second Quarter 2006 Results

Record Revenues of $64.1 Million for the second quarter of 2006, a 14.4% increase over prior year's quarter

Operating Income increases 34.7% from prior-year's quarter to $15.5 Million in the second quarter of 2006

Net Income doubles over prior year's quarter to 8.4 Million

Company announces quarterly cash dividend of $0.04 per share

RENO, Nevada, August 6, 2006 -- ORMAT Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter ended June 30, 2006. For the second quarter, total revenues were $64.1 million compared to $56.0 million for the second quarter of 2005, an increase of 14.4%.

Electricity segment revenues for the quarter were $48.8 million, an increase of 15.0% compared to $42.4 million for the same quarter in 2005. Product segment revenues for the quarter were $15.3 million, an increase of 12.4% compared to $13.6 million for the same quarter in 2005. The increase in revenues was primarily attributed to revenues generated from the Zunil project in Guatemala (which was consolidated as of March 13, 2006) and from the Burdette plant (whose construction was completed in November 2005 and commercial operation declared on February 28, 2006), as well as higher energy rates, coupled with increased capacity for power supplied under the power purchase agreement of the Puna project.

Net income for the quarter ended June 30, 2006 was $8.4 million, or $0.24 per share of common stock, compared with net income of $4.1 million, or $0.13 per share of common stock, for the same quarter in 2005. There were 35.3 million weighted average number of shares used in computation of diluted earnings per share in the first quarter of 2006; 31.6 million shares in the same quarter in 2005.

For the quarter ended June 30, 2006, the Company's gross margin was 36.8%, compared to 30.0% for the same quarter in 2005. Operating income for the quarter ended June 30, 2006 was $15.5 million compared with $11.5 million for the same quarter in 2005.

Adjusted EBITDA for the quarter ended June 30, 2006 was $29.1 million compared with $24.8 million for the same quarter in 2005. Adjusted EBITDA includes consolidated EBITDA and the Company's share in the operating income and depreciation and amortization totaling $3.4 million and $4.9 million for the quarters ended June 30, 2006 and 2005, respectively, related to the Company's unconsolidated investment interests of 50% in the Mammoth project in California and 80% in the Leyte project in the Philippines. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.

For the six months ended June 30, 2006, total revenues were $124.4 million, a 13.2% increase over total revenues of $109.9 million for the same period in 2005. Net income for the six months ended June 30, 2006 was $16.3 million or $0.49 per share of common stock compared to $8.0 million, or $0.25 per share for the same period of 2005. There were 33.5 million weighted average number of shares used in computation of diluted earnings per share in the first half of 2006 and 31.6 million shares during the same period in 2005.

For the six months ended June 30, 2006 the Company's gross margin was 37.4%, compared to 33.1% during the same period in 2005. Operating income for the six months ended June 30, 2006 was $30.2 million compared with $24.9 million for the same period in 2005.

Adjusted EBITDA for the six months ended June 30, 2006 was $57.5 million compared with $50.9 million for the same period in 2005. Adjusted EBITDA includes operating income, depreciation and amortization totaling $7.5 million and $8.9 million, for the six months ended June 30, 2006 and 2005, respectively, related to the Company's unconsolidated investment interests of 50% in the Mammoth project in California and 80% in the Leyte project in the Philippines. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.

As of June 30, 2006, the Company had cash, cash equivalents and marketable securities of $108.6 million compared to $70.5 million as of December 31, 2005. The increase in the Company's cash position was principally due to the closing of the sale of 4,025,000 shares of common stock at $35.50 per share in a follow-on public offering (including the exercise of the underwriters' over-allotment option) in April 2006. This resulted in net proceeds of approximately $135.1 million, which the Company expects to use to pursue its corporate growth strategies. Additionally, Ormat utilized a portion of its cash position to fund capital expenditures in the amount of $80.0 million, investment in Orzunil of $15.4 million and repayment of long-term debt.

On August 6, 2006, Ormat's Board of Directors approved the payment of a quarterly cash dividend of $0.04 per share, pursuant to the Company's dividend policy, which targets an annual payout ratio of at least 20% of the Company's net income, subject to Board approval. The dividend will be paid on August 30, 2006 to shareholders of record as of the close of business on August 23, 2006. The Company expects to pay a dividend of $0.04 per share in the next quarter as well.

Commenting on second quarter results, Dita Bronicki, President and Chief Executive Officer of Ormat, said, ‘‘Ormat continued to position itself in the second quarter for future growth. Both our business segments generated increased revenues during the second quarter. We added $41 million from new orders to our product backlog, positioning Ormat for added growth in its products segment. In addition, by winning the tender for the 340 MW Sarulla project in Indonesia, expected to be the world's largest geothermal power project, we expect to secure significant revenues for our products segment for the period between 2008 and 2011 and we continue to demonstrate Ormat's leadership role in the global geothermal business.’’

Commenting on Ormat's progress in its newest business initiative, Mrs. Bronicki said, ‘‘We are particularly pleased with the results of our recovered energy power generation business in the first six months of 2006, having recognized revenues of approximately $9.2 million during this period compared to $0.6 million in the same period last year.’’

‘‘Ormat also announced that it signed two 20-year power purchase agreements with Sierra Pacific for up to 30 MW each of geothermal power. Both contracts stem from Sierra Pacific's outstanding request for proposal from last year, where Sierra evaluated not only geothermal, but also energy produced from wind, solar and other renewable sources.’’

Commenting on the outlook for 2006, Ms. Bronicki said, ‘‘We expect that our 2006 electricity segment revenues will be 1.0%-2.0% lower than our previously reported estimate of $204.0 million due to delays in the completion of some of our projects under construction. We also expect an additional $18 million of revenue from our share of electricity revenue generated by Mammoth and Leyte, which are accounted for under the equity method. With regard to our products segment, we currently expect that our 2006 revenue will be between $65 million and $70 million.’’

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 a.m. U.S. E.D.T. on Monday, August 7, 2006. The call will be available as a live, listen-only webcast at www.ormat.com . A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. To listen to a replay, please call 1-877-519-4471 in the United States and Canada and 1-973-341-3080 for international callers and utilize code 7610837.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants.

It also designs, develops and builds, and plans to own and operate, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by more than 70 patents. ORMAT currently operates the following geothermal power plants: in the United States – Brady, Desert Peak, Heber, Mammoth, Ormesa, Puna and Steamboat; in the Philippines - Leyte; in Guatemala - Zunil; in Kenya – Olkaria; and in Nicaragua - Momotombo.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are ‘‘forward-looking statements’’ as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see ‘‘Risk Factors’’ as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2006 and the Prospectus Supplement filed with the Securities and Exchange Commission on April 5, 2006.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

About non - GAAP financial measures

This press release includes a financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: adjusted EBITDA. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management of Ormat Technologies, Inc. believes that adjusted EBITDA provides meaningful supplemental information that both management and investors benefit from in assessing Ormat Technologies' ability to service and/or incur debt.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three and six month periods ended June 30, 2006 and 2005
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Revenues:
Electricity:
Energy and capacity	$28,857	$25,457	$54,022	$49,966
Lease portion of energy and capacity	19,238	16,650	37,135	32,593
Lease income	672	287	1,343	287
Total electricity	48,767	42,394	92,500	82,846
Products	15,319	13,631	31,907	27,075
Total Revenues	64,086	56,025	124,407	109,921
Cost of revenues:
Electricity:
Energy and capacity	20,368	19,782	37,542	36,055
Lease portion of energy and capacity	9,258	7,394	17,640	14,733
Lease expense	1,310	615	2,621	615
Total electricity	30,936	27,791	57,803	51,403
Products	9,580	11,427	20,112	22,110
Total cost of revenues	40,516	39,218	77,915	73,513
Gross margin	23,570	16,807	46,492	36,408
Operating expenses:
Research and development expenses	890	714	1,663	1,094
Selling and marketing expenses	2,826	1,651	5,521	3,859
General and administrative expenses	4,404	2,975	9,088	6,602
Operating income	15,450	11,467	30,220	24,853
Other income (expense):
Interest income	2,347	1,075	3,462	1,885
Interest expense	(7,741)	(9,502)	(15,194)	(19,800)
Foreign currency translation and transaction gains (losses)	(69)	39	(77)	(44)
Other non-operating income	204	72	307	112
Income before income taxes, minority interest, and equity in income of investees	10,191	3,151	18,718	7,006

Income tax provision	(2,156)	(1,154)	(4,070)	(2,634)
Minority interest in earnings of subsidiaries	(571)	—	(571)	—
Equity in income of investees	931	2,097	2,210	3,630
Net income	$8,395	$4,094	$16,287	$8,002

Earnings per share – basic and diluted	$0.24	$0.13	$0.49	$0.25
Weighted average number of shares used in computation of earnings per share:
Basic	35,105	31,563	33,343	31,563
Diluted	35,254	31,579	33,475	31,576

Ormat Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2006 and December 31, 2005
(Unaudited)

	June 30 2006	December 31, 2005
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$24,736	$26,976
Marketable securities	83,823	43,560
Restricted cash, cash equivalents and marketable securities	36,126	36,732
Receivables:
Trade	36,879	33,515
Related entities	1,642	524
Other	2,620	2,629
Inventories, net	5,117	5,224
Costs and estimated earnings in excess of billings on uncompleted contracts	2,493	8,883
Deferred income taxes	4,246	1,663
Prepaid expenses and other	5,397	3,256
Total current assets	203,079	162,962

Unconsolidated investments	38,189	47,235
Deposits and other	14,386	13,489
Deferred income taxes	7,108	5,376
Property, plant and equipment, net	594,732	491,835
Construction-in-process	132,443	128,256
Deferred financing and lease costs, net	16,862	17,412
Intangible assets, net	46,505	47,915
Total assets	$1,053,304	$914,480
Liabilities and Stockholders' Equity
Current liabilities:
Short-term bank credit	$—	$3,996
Accounts payable and accrued expenses	44,008	50,048
Billings in excess of costs and estimated earnings on uncompleted contracts	9,827	12,657
Current portion of long-term debt:
Limited and non-recourse	8,503	2,888
Full recourse	1,000	1,000
Senior secured notes (non-recourse)	24,091	23,754
Due to Parent, including current portion of notes payable to Parent	31,181	32,003
Total current liabilities	118,610	126,346
Long-term debt, net of current portion:
Limited and non-recourse	26,560	11,252
Full recourse	1,000	2,000
Senior secured notes (non-recourse)	315,280	324,645
Notes payable to Parent, net of current portion	123,572	140,162
Other liabilities	—	1,309
Deferred lease income	80,226	81,569
Deferred income taxes	25,758	22,004
Liabilities for severance pay	12,668	11,409
Asset retirement obligation	12,578	11,461
Total liabilities	716,252	732,157

Minority interest in net assets of subsidiaries	5,373	64

Commitments and contingencies (Notes 5, 6 and 10)

Stockholders' equity:
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 35,587,496 and 31,562,496 shares issued and outstanding, respectively	35	31
Additional paid-in capital	259,545	124,008
Unearned stock-based compensation	—	(153)
Retained earnings	69,741	55,824
Accumulated other comprehensive income	2,358	2,549
Total stockholders' equity	331,679	182,259
Total liabilities and stockholders' equity	$1,053,304	$914,480

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of adjusted EBITDA

EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA includes operating income, depreciation and amortization of our equity investments in the Mammoth and Leyte projects. EBITDA and adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of a Company's ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three and six month periods ended June 30, 2006 and 2005:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Net income	$8,395	$4,094	$16,287	$8,002
Adjusted for:
Equity in income of investees	(931)	(2,097)	(2,210)	(3,630)
Minority interest in earnings of subsidiaries	571	—	571	—
Interest expense, net (including amortization of deferred financing costs)	5,463	8,388	11,809	17,959
Other non-operating income	(204)	(72)	(307)	(112)
Income tax provision	2,156	1,154	4,070	2,634
Depreciation and amortization	10,227	8,447	19,786	17,188
EBITDA	25,677	19,914	50,006	42,041
Equity in income of Mammoth-Pacific L.P. and Ormat Leyte	931	1,885	2,484	3,210
Depreciation, amortization, interest and taxes attributable to the Company's equity in Mammoth-Pacific L.P. and Ormat Leyte	2,461	3,016	5,049	5,684
Adjusted EBITDA	$29,069	$24,815	$57,539	$50,935